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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                      CONTACT:  Richard F. Bader
                                                                Chairman and CEO

                          RAYTEL MEDICAL ANNOUNCES NEW
                  BOARD MEMBER AND 1-FOR-3 REVERSE STOCK SPLIT

         San Mateo, Calif - (BUSINESS WIRE) - May 21, 2001 - Raytel Medical Corporation (Nasdaq: RTELC), a provider of healthcare services focusing on the needs of patients with cardiovascular disease, today announced that its Board of Directors has appointed Frank J. Abella, Jr. to fill a vacant seat on the Board and approved the implementation of a 1-for-3 reverse stock split.

APPOINTMENT OF NEW DIRECTOR

         Frank J. Abella, Jr., 61, is founder and Managing Partner of Investment Partners Group ("IPG"), an investment company. He is also President of IPG's subsidiary, Investment Partners Asset Management, a registered investment counseling and money management firm, Chief Executive Officer of another IPG subsidiary, Investment Partners, Inc., an NASD broker-dealer, and President and Managing Member of the Remington Value and Special Situation Fund. Mr. Abella is a past member of the Emerging Company Marketplace of the American Stock Exchange and a former representative to the Alumni Board of Trustees of Stephens Institute of Technology. Mr. Abella holds Bachelor of Mechanical Engineering and Master of Science degrees from Stevens and a Master of Business Administration from Dartmouth College.

         Commenting on his appointment, Mr. Abella stated, "The investment entities that I represent have been long-term investors in Raytel, and I am pleased to be invited to join the Board. I expect to contribute by providing the Board with insight into the goals and expectations of institutional investors. I share management's belief in the underlying value of Raytel and hope to contribute to improvements in the Company's operating results and the enhancement of stockholder value."
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         Richard F. Bader, Raytel's Chairman and Chief Executive Officer,
stated, "I have had numerous contacts with Mr. Abella over the years, and I believe he will be a valuable addition to our Board. In addition to his expertise in the equities markets, Mr. Abella brings many years of business experience that will be of value to the Company."

REVERSE STOCK SPLIT

         Raytel also announced that, following stockholder authorization received at its recent annual meeting, the Board of Directors has approved the implementation of a 1-for-3 reverse split of Raytel's common stock. The reverse split will be effective following the close of business on May 22, 2001, and it is anticipated that the shares will begin trading on a post-split basis effective at the beginning of trading on May 23, 2001.

         The reverse stock split will reduce the number of shares of common stock outstanding from approximately 8.8 million to approximately 2.9 million. In order to avoid confusion, a new trading symbol will be substituted for Raytel's current symbol "RTELC" for trading in the post-split common stock.

         As soon as practicable after the effective date of the reverse stock split, stockholders will be requested to return their stock certificates representing shares of old common stock outstanding on the effective date in exchange for certificates representing the number of whole shares of new common stock into which the shares of old common stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from Raytel's transfer agent containing instructions on how to exchange their certificates. Stockholders should not submit their old certificates to the transfer agent until they receive these instructions. Beginning with the effective date, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of new common stock into which the shares evidenced by the old certificates have been converted as a result of the reverse stock split. No fractional shares will be issued. A stockholder will receive cash in lieu of any fractional share based on the closing price


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of Raytel common stock on the Nasdaq SmallCap Market on the effective date of the reverse stock split.

         Commenting on the reverse stock split, Mr. Bader stated, "The reverse split is being implemented to increase the trading price of our common stock in order to meet requirements for continued listing on the Nasdaq SmallCap Market. We are hopeful that the reverse split will enable us to meet the minimum bid price of $1.00 per share required by Nasdaq and that the Company's future performance will justify sustained trading prices that do not further jeopardize our status as a Nasdaq listed company."

ABOUT RAYTEL

         Raytel (www.raytel.com), headquartered in San Mateo, California, is a leading provider of services and efficient dissemination of technical information to physicians and patients. These services include remote cardiac monitoring and testing services utilizing telephone technology and the delivery of diagnostic information over secure Internet links, as well as ambulatory diagnostic imaging facilities for general as well as cardiac imaging.

         Annually, Raytel provides cardiac testing and pacemaker monitoring services to over 250,000 patients who are referred by approximately 12,000 physicians. Using Raytel's Patient Management Database, all of these physicians have the ability to access their patient test results and also make use of other services being offered at the site. Raytel has a database of more than 500 different pacemaker models, which it relies upon in the preparation of this information. Raytel's imaging operations include MRI, CT and other radiological exams provided in convenient, state-of-the-art facilities. The imaging operations also include a network with over 550 multi-modality diagnostic imaging facilities located throughout the East Coast. The network provides services to over 600,000 beneficiaries participating in occupational injury and management programs and group health plans.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange


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Act of 1934, as amended, including statements regarding Raytel's expectations, beliefs, intentions, or strategies regarding the future. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the pending investigation by the Office of the Inspector General and the U.S. Attorney of the certain business practices of Raytel's subsidiary, Raytel Cardiac Services, Inc.; changes in Medicare or other third-party reimbursement rates or policies; changes in laws or regulations governing the provision of healthcare services; and increasing competition. These and other risks relating to Raytel's business are described in more detail in Raytel's Form 10-K Report for its fiscal year ended September 30, 2000, its Form 10-Q Report for the quarter ended March 31, 2001, and other reports filed from time to time with the Securities and Exchange Commission.